Exhibit E

RECENT DEVELOPMENTS

The Republic of Peru

Political Developments

On November 4, 2021, pursuant to Section 133 of the Peruvian Constitution, Congress confirmed the new composition of ministers with 68 affirmative votes, 56 negative votes, and 1 abstention. The new composition of ministers is as follows:

•	MIRTA ESTHER VÁSQUEZ CHUQUILÍN – Prime Minister.

•	ANÍBAL TORRES VÁSQUEZ – Ministry of Justice and Human Rights.

•	AVELINO GUILLÉN JÁUREGUI – Ministry of Interior.

•	PEDRO ANDRÉS TORIBIO TOPILTZIN FRANCKE BALLVÉ – Ministry of Economy and Finance.

•	WALTER EDISON AYALA GONZALES – Ministry of Defense.

•	OSCAR MAÚRTUA DE ROMAÑA – Ministry of Foreign Affairs.

•	EDUARDO EUGENIO GONZÁLEZ TORO – Ministry of Energy and Mines.

•	ROBERTO HELBERT SÁNCHEZ PALOMINO – Ministry of Foreign Trade and Tourism.

•	JOSÉ ROGGER INCIO SÁNCHEZ – Ministry of Production.

•	BETSSY BETZABET CHÁVEZ CHINO – Ministry of Labor and Promotion of Employment.

•	VÍCTOR RAÚL MAITA FRISANCHO – Ministry of Agriculture and Irrigation.

•	HERNANDO ISMAEL CEVALLOS FLORES – Ministry of Health.

•	CARLOS ALFONSO GALLARDO GÓMEZ – Ministry of Education.

•	JUAN FRANCISCO SILVA VILLEGAS – Ministry of Transport and Communications.

•	GEINER ALVARADO LÓPEZ – Ministry of Housing, Construction and Sanitation.

•	ANAHÍ DURAND GUEVARA – Ministry of Women and Vulnerable Populations.

•	RUBÉN JOSÉ RAMÍREZ MATEO – Ministry of Environment.

•	ANDREA GISELA ORTIZ PEREA – Ministry of Culture.

•	DINA ERCILIA BOLUARTE ZEGARRA – Ministry of Development and Social Inclusion.

The Economy

The following table sets forth selected information of the Peruvian economy, indicating certain statistics for the domestic economy, the balance of payments, the public sector balance and the public sector debt for the periods shown, in each case compared to the corresponding prior period.

Selected Economic Information

(in millions of U.S. dollars, except as otherwise indicated)

	As of the Nine Months ended September 30,
	2020(1)	2021(1)

Domestic economy
CPI (change for the period in %)	1.8	5.2
Unemployment rate (in %)(2)(7)	10.6	12.9
Underemployment rate (in %)(3)(7)	41.0	49.5
Balance of payments
Trade balance	4,448	9,624
Change in Central Bank net international reserves (period end in %)	6.6%	5.1%
Central Bank net international reserves (period end)	72,354	76,024
Public sector balance

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	As of the Nine Months ended September 30,
	2020(1)	2021(1)

Overall non-financial public sector fiscal balance (deficit) (4)	(8,058)	(1,514)
Public sector debt(5)
Public sector external debt	27,857	40,492
Public sector domestic debt(6)	35,902	32,728
Total public sector debt	63,759	73,220
Public sector external debt service
Amortizations(6)	242	295
Interest payments(6)	799	978

Total external debt service	1,041	1,273
Exchange rate (end of period, S/ per U.S.$)	S/3.60	4.13
Exchange rate (average, S/ per U.S.$)	S/3.44	3.78

(1)	Preliminary data.

(2)	In Metropolitan Lima. Percentage of the working-age population (14 years old or older) that, in the week the employment survey was conducted, was seeking remunerated employment.

(3)

In Metropolitan Lima. Percentage of the working-age population (14 years old or older) working part time who would prefer to work more hours, plus the percentage of the working-age population that usually works full time but which, in the week the employment survey was conducted, worked fewer than 35 hours per week as a result of economic constraints.

(4)	Includes the non-financial public sector and the Central Bank.

(5)	Source: Ministry of Economy and Finance.

(6)	Excludes Central Bank debt.

(7)	Source: National Institute of Statistics.

Source: Central Bank, unless otherwise indicated.

Selected economic information regarding the Peruvian economy as of the six months ended June 30, 2021 is discussed under “Recent Developments--The Economy” in the first amendment to our Form 18-K for the year ended December 31, 2020, filed with the United States Securities and Exchange Commission on October 28, 2021.

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